Exhbit 10.21

AMENDED AND RESTATED PROMISSORY NOTE AMENDMENT SIDE LETTER

November 20, 2020

Re:	Promissory Note Amendment Side Letter

Ladies and Gentlemen:

This letter (this “Letter Agreement’) is being entered into by and between Legacy Acquisition Corp. (the “Maker”), Legacy Acquisition Sponsor I, LLC (“Sponsor”) and Blue Valor Limited, a company incorporated in Hong Kong (the “Noteholder”), relating to that certain Amended and Restated Promissory Note issued by Maker to Noteholder on December 17, 2019, as amended (the “Note”), and it amends and restates, in its entirety, that Letter Agreement, dated as of September 8, 2020, among the parties hereto. All capitalized terms used herein shall have the respective meanings given to them in the Note unless specifically defined herein.

The Noteholder hereby acknowledges that the Sponsor has assumed any and all of Maker’s obligations under this Note. Subject to, and effective upon, the completion of the Maker’s initial business combination, the Noteholder, on its own behalf and on behalf of its affiliates and subsidiaries and their respective equity holders, directors, officers, members, partners and employees, and their successors and assigns and any other persons or entities that could derive rights through it, hereby irrevocably releases and forever discharges and holds harmless the Maker and its current and future affiliates and subsidiaries, and their respective equity holders, directors, officers, employees, consultants, agents, and their respective successors and assigns, from and against any claim, demand, obligation or liability (including without limitation any claim for costs and expenses) relating to or in connection with or any liability for any obligations with respect to payment under the Note. The Noteholder hereby confirms to the Maker, as of immediately prior to the date hereof, other than the obligations under the Note that have been assigned to Sponsor as described herein, the Noteholder is owed no additional amounts, contingent or otherwise, by Maker.

In order to induce the Sponsor and the Maker to proceed with the consummation of an initial business combination of Maker and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Noteholder and the Sponsor hereby agree as follows:

1. In the event that the Maker completes its initial business combination, the aggregate unpaid amount equal to $5,655,000 under the Note (collectively, the “Total Note Amount’) shall be paid as follows: (i) the Sponsor shall allocate 282,750 shares of Class A Common Stock of Maker to be owned by the Sponsor upon consummation of Maker’s initial business combination to the Noteholder in satisfaction of $2,827,500 of the Total Note Amount; provided that the Noteholder may take possession of such shares or elect to receive the cash proceeds from the sale of such Class A Common Stock as such shares are sold by the Sponsor from time to time, and (ii) the remaining $2,827,500 of the Total Note Amount shall be paid by the Sponsor to the Noteholder with cash proceeds from the sale of a pool of 882,750 shares of Class A Common Stock of Maker to be owned by the Sponsor upon consummation of Maker’s initial business combination as such shares are sold by the Sponsor from time to time with the Noteholder acknowledging that all other shares of Class A Common Stock to be owned by the Sponsor have been designated and the Noteholder shall not have any rights to other shares of Class A Common Stock that have been designated.

2. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Maker, the Sponsor and the Noteholder. Other than as specifically set forth herein, all other terms and provisions of the Note shall remain unaffected by the terms of this Letter Agreement, and shall continue in full force and effect in accordance with their respective terms. Each reference in the Note to “this Note” shall mean the Note as amended by this Letter Agreement, and as hereinafter amended or restated.

3. This Letter Agreement shall be binding on the Noteholder and its successors and permitted assigns.

4. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

5. This Letter Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Side Letter to be duly executed as of the date first above written.

LEGACY ACQUISITION CORP.

By:	/s/ Edwin J. Rigaurd
Name: Edwin J. Rigaurd
Title: Chairman and Chief Executive Officer

LEGACY ACQUISITION SPONSOR

By:	/s/ Edwin J. Rigaurd
Name: Edwin J. Rigaurd
Title: Managing Member

BLUE VALOR LIMITED

By:	/s/ He Shen
Name: He Shen
Title: Authorized Signatory

3